Exhibit 99.1

DRAFT DATED: 2.7.2006

Feb. 7, 2006	CONTACTS:	Investor Relations – Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635

TEPPCO PARTNERS, L.P. REPORTS RECORD RESULTS;

TO RESTATE FOR AMORTIZATION OF INTANGIBLE ASSETS RELATED TO
INVESTMENTS IN CENTENNIAL AND SEAWAY

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today reported record net income for 2005 of $162.5 million, a 17 percent increase, compared with net income of $138.5 million for the year ended Dec. 31, 2004. Net income per unit amounts were $1.71 and $1.56 for the years ended Dec. 31, 2005 and 2004, respectively. Net income for the years 2005 and 2004 includes non-cash asset impairment charges of $2.6 million, or $0.03 per unit, and $4.4 million, or $0.05 per unit, respectively.

Net income for the fourth quarter of 2005 increased by 19 percent to $44.6 million, compared to $37.4 million for the fourth quarter of 2004. Net income per unit amounts were $0.45 and $0.42 for fourth quarters 2005 and 2004, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was a record $383.7 million for the year ended Dec. 31, 2005, or a 10 percent increase, compared with $349.4 million for 2004. EBITDA for the fourth quarter of 2005 also increased by 10 percent to a record $100.8 million, compared with $91.5 million for fourth quarter 2004. EBITDA is a non-GAAP financial measure, which is defined and reconciled to its nearest GAAP financial measure later in this news release.

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“TEPPCO’s businesses delivered a solid fourth quarter for 2005, to complete a record year for our Partnership,” said Lee W. Marshall, Sr., acting chief executive officer of the general partner of TEPPCO. “Quarterly crude oil volumes handled increased by 17 percent, natural gas volumes gathered increased by 19 percent, and both natural gas liquid and liquefied petroleum gas transportation volumes increased by 7 percent, compared with fourth quarter 2004.

“Our downstream segment delivered a 25 percent increase in EBITDA as a result of an increase in propane and refined products volumes, despite the impact of Hurricane Rita in the fourth quarter of 2005. Our upstream segment reported a 6 percent increase in EBITDA on increased margins and transportation volumes, while our midstream segment reported another solid quarter with natural gas volumes averaging over 1.7 billion cubic feet per day. This reflects the ramp up of volumes associated with our Phase 3 expansion of the Jonah Gas Gathering system and additional volumes on the Val Verde system from the connection to the Red Cedar system in Colorado, both of which were completed during the fourth quarter of 2004,” continued Marshall.

“Overall, we estimate that Hurricane Rita reduced EBITDA for the fourth quarter of 2005 by approximately $3 million, due to an increase in insurance premiums and costs to repair facilities affected by the storm. In addition, we estimate that transition costs associated with the change in ownership of our general partner totaled $2.8 million in the fourth quarter of 2005 and $8.5 million for all of 2005,” stated Marshall.

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream Segment

The upstream segment includes crude oil transportation, storage, gathering and marketing activities, and distribution of lubrication oils and specialty chemicals.

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Operating income for the upstream segment was $11 million for the fourth quarter of 2005, compared with $9 million for the fourth quarter of 2004. The increase in operating income resulted primarily from increased marketing and transportation margins and contributions from assets acquired in April 2005. This was partially offset by increased operating expenses of acquired assets, increased insurance expense attributable to the hurricanes in 2005 and a $1 million settlement of an indemnity related to an acquisition in 2000. Total crude oil volumes marketed and handled during the fourth quarter of 2005 averaged 1.2 million barrels per day (bpd), compared with 1.03 million bpd for the fourth quarter of 2004, an increase of 17 percent.

Equity earnings in the Seaway Crude Pipeline were $3.8 million for the fourth quarter of 2005, compared with $4.2 million for the fourth quarter of 2004. The decrease in equity earnings was primarily due to higher inventory sales and a favorable inventory settlement during 2004, and higher operating costs following a pipeline release in May 2005. Long-haul volumes on Seaway averaged a record 334,000 bpd for the fourth quarter of 2005, compared with 262,000 bpd for the fourth quarter of 2004.

Midstream Segment

The midstream segment includes natural gas gathering services, and storage, transportation and fractionation of natural gas liquids (NGLs).

Operating income for the midstream segment was $24.1 million for the fourth quarter of 2005, compared with $26.6 million for the fourth quarter of 2004. An increase in revenue attributable primarily to higher natural gas gathering and NGL volumes was more than offset by an increase in operating, general and administrative expenses, increased insurance expense attributable to the hurricanes in 2005, power costs, and depreciation and amortization expense. The increase in depreciation and amortization expense was primarily due to lower estimates of future production, which resulted in

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changes to the estimated useful lives of certain of the intangible assets associated with the Val Verde system. Total natural gas gathering volumes increased by approximately 19 percent, to approximately 1.73 billion cubic feet per day (Bcf/d) in the fourth quarter of 2005, compared with approximately 1.45 Bcf/d in the fourth quarter of 2004.

Downstream Segment

The downstream segment includes the transportation and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

Downstream operating income was $27 million for the fourth quarter of 2005, compared with $18.2 million for the fourth quarter of 2004. The increase in operating income resulted from an increase in revenues, primarily due to increased deliveries of propane as a result of system expansion projects completed in 2004 and colder weather in the Northeast during the fourth quarter of 2005, partially offset by lower margins on the sale of excess product inventory. This increase was partially offset by increases in insurance expense attributable to the hurricanes in 2005 and depreciation expense. LPG transportation volumes increased by 7 percent to 150,000 bpd in the fourth quarter of 2005, compared with 140,000 bpd in the fourth quarter of the prior year.

Equity losses from unconsolidated investments totaled $0.3 million for the fourth quarter of 2005, compared with an equity loss of $2 million for the fourth quarter of 2004. Equity earnings from Mont Belvieu Storage Partners, L.P. totaled $2 million and $1.9 million for the fourth quarters of 2005 and 2004, respectively. Equity losses from the Centennial Pipeline totaled $2.3 million and $4 million during the fourth quarters of 2005 and 2004, respectively.

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CAPITALIZATION AND LIQUIDITY

Total debt outstanding at Dec. 31, 2005, was approximately $1.5 billion. At the end of 2005, we had total liquidity of approximately $300 million, which included availability under the Partnership’s $700 million credit facility and cash.

In January 2006, we executed $200 million notional amount of interest rate swaps, which reduced our exposure to floating interest rates from 41 percent to 28 percent based on total debt outstanding at the end of 2005.

RESTATEMENT OF FINANCIAL STATEMENTS

In conjunction with a year-end review of our accounting policies, the Partnership management and the Audit and Conflicts Committee of the board of directors of our general partner reassessed our accounting for the intangible assets with respect to our investments in Centennial Pipeline and Seaway Crude Pipeline. As a result of this assessment, TEPPCO will restate its financial statements for the first three quarters of 2005, and the quarterly and annual periods of 2004 and 2003 for certain changes in the accounting for intangible assets related to its equity investments in its 50 percent ownership interests in both Centennial and Seaway. TEPPCO has intangible assets related to its investments in Centennial and Seaway initially recorded on its balance sheet at $33.4 million and $27.1 million, respectively, which were not being amortized as we were accounting for these intangible assets as having indefinite lives. Based on our reassessment, we will now amortize these intangible assets over lives of generally 10 years and 39 years for Centennial and Seaway, respectively.

The effect of the restatement is to reduce the intangible assets related to our investments in Centennial and Seaway, which decreases net income by $3.8 million, or

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$0.05 per unit, and $4 million, or $0.05 per unit, for the fiscal years ended Dec. 31, 2004 and 2003, respectively. Net income for the fourth quarter and full year of 2005 includes non-cash charges of $1 million, or $0.01 per unit, and $4.8 million, or $0.04 per unit, respectively, relating to the amortization of these intangible assets. Net income for the fourth quarter of 2004 includes non-cash charges of $0.9 million, or $0.01 per unit. In addition, we will record a $2.5 million reduction to partners’ capital, which represents the cumulative effect of this restatement from 2000 through 2002. Financial information presented in this news release with respect to 2005 and 2004 reflects the changes associated with this restatement. These are non-cash adjustments that do not affect TEPPCO’s cash flow or debt balances for these periods.

“Given the cumulative effect of this change on reported non-cash amortization expense, we have determined that the most appropriate action is to restate the affected periods. We have discussed this with our auditors, who are in the process of completing their audit,” said Marshall.

We expect to file the restated audited financial statements and related auditor’s report in connection with our Form 10-K for 2005 by the filing deadline. All of our 2005 unaudited quarterly financial statements for the first three quarters are expected to be restated in connection with our quarterly filings in 2006.

2006 OUTLOOK

The Phase 4 expansion of the Jonah Gas Gathering system is expected to be completed in February 2006. We expect increased volumes on this system with the continuation of strong drilling activity in the Jonah and Pinedale fields. Based on this, and our expectation of the continued strong performance of our upstream segment, growth in demand for Gulf Coast-sourced refined products in the Midwest markets and a normal pattern of LPG deliveries to the Midwest and Northeast markets in our

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downstream segment, we expect EBITDA in 2006 to be in the range of $400 million to $420 million, and net income per unit in the range of $1.70 to $1.90 per unit. Expected results for 2006 include the effect of a decrease in TEPPCO’s participation ratio in the cash flow of Seaway Crude Pipeline from 60 percent to 40 percent, effective May 13, 2006; an increase in pipeline integrity expenses; higher power expenses and expenses associated with the termination of a cash balance pension plan associated with the change in ownership of our general partner.

We currently anticipate that total capital expenditures for 2006 will be approximately $210 million, which will include approximately $147 million for organic growth projects and $38 million for maintenance capital expenditures, which includes $19 million for pipeline integrity. Additionally, we estimate $19 million in expenditures for system upgrades.

NON-GAAP FINANCIAL MEASURES

The Financial Highlights table accompanying this earnings release and other disclosures herein include references to EBITDA, which may be viewed as a non-GAAP (Generally Accepted Accounting Principles) measure under the rules of the Securities and Exchange Commission (SEC). We define EBITDA as net income plus interest expense – net, depreciation and amortization, and a pro rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included EBITDA as a supplemental disclosure because we believe EBITDA is used by our investors as a supplemental financial measure in the evaluation of our business. A reconciliation of EBITDA to net income is provided in the Financial Highlights table.

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We believe EBITDA provides useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance or as a measure of liquidity, including as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do.

Information in the accompanying Operating Data table includes margin of the upstream segment, which may be viewed as a non-GAAP financial measure under the rules of the SEC. Margin is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil. We believe margin is a more meaningful measure of financial performance than operating revenues and operating expenses due to the significant fluctuations in revenues and expenses caused by variations in the level of marketing activity and prices for products marketed. A reconciliation of margin to operating revenues and operating expenses is provided in the Operating Data table accompanying this earnings release.

TEPPCO will host a conference call related to earnings performance at 8 a.m. CT on Wednesday, Feb. 8, 2006. Interested parties may listen live over the Internet or via telephone by dialing 800/967-7134, confirmation code 2353714. Please call in five to 10 minutes prior to the scheduled start time. To participate live over the Internet, log on to the company’s Web site at www.teppco.com.

An audio replay of the conference call will also be available for seven days by dialing 888/203-1112, confirmation code 2353714. A replay and transcript will also be available by accessing the company’s Web site at www.teppco.com.

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TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of over $4 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, a wholly owned subsidiary of DFI GP Holdings L.P. (a privately owned partnership indirectly controlled by Dan L. Duncan), is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from our expectations reflected in the forward-looking statements. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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TEPPCO Partners, L. P.

FINANCIAL HIGHLIGHTS

(Unaudited - In Millions, Except Per Unit Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004 (1)	2005	2004 (1)
		(Restated)		(Restated)
Operating Revenues:
Sales of petroleum products	$2,350.8	$1,659.3	$8,072.3	$5,434.1
Transportation - Refined Products	33.5	34.9	144.6	148.2
Transportation - LPGs	33.1	28.5	96.3	87.1
Transportation - Crude oil	9.4	9.0	37.6	37.2
Transportation - NGLs	10.5	10.2	43.9	41.2
Gathering - Natural Gas	40.4	35.7	152.8	140.1
Other	20.0	18.0	71.0	70.3

Total Operating Revenues	2,497.7	1,795.6	8,618.5	5,958.2

Costs and Expenses:
Purchases of petroleum products	2,326.8	1,642.7	7,995.4	5,373.0
Operating expenses - general and administrative	66.8	59.1	240.2	238.2
Operating fuel and power	13.8	11.7	49.0	48.1
Depreciation and amortization	28.3	28.4	111.4	112.9
Gains on sales of assets	(0.1)	(0.1)	(0.7)	(1.1)

Total Costs and Expenses	2,435.6	1,741.8	8,395.3	5,771.1

Operating Income	62.1	53.8	223.2	187.1

Interest expense - net	(21.2)	(18.9)	(81.9)	(72.0)
Equity earnings (2)	3.5	2.2	20.1	22.1
Other income - net	0.2	0.3	1.1	1.3

Net Income	$44.6	$37.4	$162.5	$138.5

Net Income Allocation:
Limited Partner Unitholders	$31.5	$26.6	$114.9	$98.5
General Partner	13.1	10.8	47.6	40.0

Total Net Income Allocated	$44.6	$37.4	$162.5	$138.5

Basic Net Income Per Limited Partner Unit	$0.45	$0.42	$1.71	$1.56

Weighted Average Number of Limited Partner Units	70.0	63.0	67.4	63.0

(1) Certain 2004 amounts have been reclassified to conform to current 2005 presentation.

(2) EBITDA

Net Income	$44.6	$37.4	$162.5	$138.5
Interest expense - net	21.2	18.9	81.9	72.0
Depreciation and amortization (D&A)	28.3	28.4	111.4	112.9
Amortization of Excess Investment in joint ventures	1.0	0.9	4.8	3.9
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	5.7	5.9	23.1	22.1
Total EBITDA	$100.8	$91.5	$383.7	$349.4

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

				Intersegment
Three Months Ended December 31, 2005	Downstream	Midstream	Upstream	Eliminations	Consolidated

Operating revenues	$79.5	$59.7	$2,359.7	$(1.2)	$2,497.7
Purchases of petroleum products	—	3.2	2,324.6	(1.0)	2,326.8
Operating expenses	42.5	17.6	20.7	(0.2)	80.6
Depreciation and amortization (D&A)	10.0	14.8	3.5	—	28.3
Gains on sales of assets	—	—	(0.1)	—	(0.1)

Operating Income	27.0	24.1	11.0	—	62.1

Equity (losses) earnings	(0.3)	—	3.8	—	3.5
Other - net	0.2	—	—	—	0.2

Income before interest	$26.9	$24.1	$14.8	$—	$65.8

Depreciation and amortization	10.0	14.8	3.5	—	28.3
Amortization of excess investment in joint ventures	0.8	—	0.2	—	1.0
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	4.0	—	1.7	—	5.7

Total EBITDA	$41.7	$38.9	$20.2	$—	$100.8

Depreciation and amortization					(28.3)
Interest expense - net					(21.2)
Amortization of excess investment in joint ventures					(1.0)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.7)

Net Income					$44.6

				Intersegment
Three Months Ended December 31, 2004	Downstream	Midstream	Upstream	Eliminations	Consolidated
	(Restated)		(Restated)		(Restated)

Operating revenues	$73.7	$54.1	$1,668.6	$(0.8)	$1,795.6
Purchases of petroleum products	—	1.6	1,641.9	(0.8)	1,642.7
Operating expenses	43.5	13.3	14.0	—	70.8
Depreciation and amortization	12.0	12.6	3.8	—	28.4
Gains on sales of assets	—	—	(0.1)	—	(0.1)

Operating Income	18.2	26.6	9.0	—	53.8

Equity (losses) earnings	(2.0)	—	4.2	—	2.2
Other - net	0.1	—	0.2	—	0.3

Income before interest	$16.3	$26.6	$13.4	$—	$56.3

Depreciation and amortization	12.0	12.6	3.8	—	28.4
Amortization of excess investment in joint ventures	0.7	—	0.2	—	0.9
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	4.3	—	1.6	—	5.9

Total EBITDA	$33.3	$39.2	$19.0	$—	$91.5

Depreciation and amortization					(28.4)
Interest expense - net					(18.9)
Amortization of excess investment in joint ventures					(0.9)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.9)

Net Income					$37.4

				Intersegment
Twelve Months Ended December 31, 2005	Downstream	Midstream	Upstream	Eliminations	Consolidated

Operating revenues	$287.1	$224.6	$8,110.3	$(3.5)	$8,618.5
Purchases of petroleum products	—	9.0	7,989.6	(3.2)	7,995.4
Operating expenses	159.8	59.3	70.4	(0.3)	289.2
Depreciation and amortization (D&A)	39.4	54.8	17.2	—	111.4
Gains on sales of assets	(0.2)	(0.4)	(0.1)	—	(0.7)

Operating Income	88.1	101.9	33.2	—	223.2

Equity (losses) earnings	(3.0)	—	23.1	—	20.1
Other - net	0.8	0.2	0.1	—	1.1

Income before interest	$85.9	$102.1	$56.4	$—	$244.4

Depreciation and amortization	39.4	54.8	17.2	—	111.4
Amortization of excess investment in joint ventures	4.1	—	0.7	—	4.8
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	16.2	—	6.9	—	23.1

Total EBITDA	$145.6	$156.9	$81.2	$—	$383.7

Depreciation and amortization					(111.4)
Interest expense - net					(81.9)
Amortization of excess investment in joint ventures					(4.8)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(23.1)

Net Income					$162.5

				Intersegment
Twelve Months Ended December 31, 2004	Downstream	Midstream	Upstream	Eliminations	Consolidated
	(Restated)		(Restated)		(Restated)

Operating revenues	$279.4	$206.0	$5,476.0	$(3.2)	$5,958.2
Purchases of petroleum products	—	5.9	5,370.3	(3.2)	5,373.0
Operating expenses	165.5	59.9	60.9	—	286.3
Depreciation and amortization	43.2	56.6	13.1	—	112.9
Gains on sales of assets	(0.5)	—	(0.6)	—	(1.1)

Operating Income	71.2	83.6	32.3	—	187.1

Equity (losses) earnings	(6.6)	—	28.7	—	22.1
Other - net	0.8	0.1	0.4	—	1.3

Income before interest	$65.4	$83.7	$61.4	$—	$210.5

Depreciation and amortization	43.2	56.6	13.1	—	112.9
Amortization of excess investment in joint ventures	3.2	—	0.7	—	3.9
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	15.5	—	6.6	—	22.1

Total EBITDA	$127.3	$140.3	$81.8	$—	$349.4

Depreciation and amortization					(112.9)
Interest expense - net					(72.0)
Amortization of excess investment in joint ventures					(3.9)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(22.1)

Net Income					$138.5

TEPPCO Partners, L. P.

Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Twelve Months Ended December 31,
	2005	2004
		(Restated)
Cash Flows from Operating Activities
Net income	$162.5	$138.5
Gains on sales of assets	(0.7)	(1.1)
Depreciation, working capital and other	77.8	128.8

Net Cash Provided by Operating Activities	239.6	266.2

Cash Flows from Investing Activities:
Proceeds from asset sales	0.5	1.2
Acquisition of assets	(112.2)	(3.4)
Investments in Centennial Pipeline LLC	—	(1.5)
Investments in Mont Belvieu Storage Partners, L.P.	(4.2)	(21.4)
Capital expenditures (1)	(220.6)	(164.1)

Net Cash Used in Investing Activities	(336.5)	(189.2)

Cash Flows from Financing Activities:
Proceeds from revolving credit facility	657.8	324.2
Repayments on revolving credit facility	(604.9)	(181.2)
Proceeds from issuance of LP units, net	278.8	—
Distributions paid	(251.1)	(233.1)

Net Cash Provided by (Used in) Financing Activities	80.6	(90.1)

Decrease in Cash and Cash Equivalents	(16.3)	(13.1)
Cash and Cash Equivalents — beginning of period	16.4	29.5

Cash and Cash Equivalents — end of period	$0.1	$16.4

Supplemental Information:
Non-cash investing activities:
Net assets transferred to Mont Belvieu Storage Partners, L.P.	$1.5	$—
Interest paid (net of capitalized interest)	$82.3	$77.5

(1)                                 Includes capital expenditures for maintaining existing operations of $40.8 million in 2005, and $41.8 million in 2004.

TEPPCO Partners, L. P.

Condensed Balance Sheets (Unaudited)

(In Millions)

	December 31,	December 31,
	2005	2004 (4)
		(Restated)
Assets
Current assets
Cash and cash equivalents	$0.1	$16.4
Other	899.0	627.2

Total current assets	899.1	643.6

Property, plant and equipment - net	1,960.1	1,703.7
Intangible assets (1)	376.9	407.4
Equity investments	359.6	363.3
Other assets	84.8	68.3

Total assets	$3,680.5	$3,186.3

Liabilities and Partners’ Capital

Total current liabilities	$937.2	$681.3

Senior Notes (2)	1,119.1	1,127.2
Other long-term debt	405.9	353.0
Other non-current liabilities	16.9	13.7
Partners’ capital
General partner’s interest (3)	(61.5)	(35.9)
Limited partners’ interests	1,262.9	1,047.0

Total partners’ capital	1,201.4	1,011.1

Total liabilities and partners’ capital	$3,680.5	$3,186.3

(1)         Includes the value of long-term service agreements between TEPPCO and its customers.

(2)         Includes $31.5 million and $40 million at December 31, 2005 and 2004, respectively related to fair value hedges.

(3)         Amount does not represent a commitment by the General Partner to make a contribution to TEPPCO.

(4)         Certain 2004 amounts have been reclassified to conform to current 2005 presentation.

TEPPCO Partners, L. P.

OPERATING DATA

(Unaudited - In Millions, Except as Noted)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Downstream Segment:
Barrels Delivered
Refined Products	36.9	36.3	160.7	152.4
LPGs	13.8	12.9	45.1	44.0

Total	50.7	49.2	205.8	196.4

Average Tariff Per Barrel
Refined Products	$0.90	$0.96	$0.90	$0.97
LPGs	2.43	2.21	2.14	1.98

Average System Tariff Per Barrel	$1.32	$1.29	$1.17	$1.20

Upstream Segment:
Margins:
Crude oil transportation	$17.1	$14.6	$61.6	$55.4
Crude oil marketing	10.3	5.5	30.6	22.4
Crude oil terminaling	3.1	2.0	10.4	9.4
LSI	2.1	1.8	7.5	6.5
Total Margin	$32.6	$23.9	$110.1	$93.7

Reconciliation of Margin to Operating Revenue and Operating Expenses:

Sales of petroleum products	$2,347.8	$1,656.8	$8,062.1	$5,426.8
Transportation - Crude oil	9.4	9.0	37.6	37.2
Purchases of petroleum products	(2,324.6)	(1,641.9)	(7,989.6)	(5,370.3)
Total Margin	$32.6	$23.9	$110.1	$93.7

Total barrels
Crude oil transportation	23.6	25.5	94.7	101.5
Crude oil marketing	55.4	46.1	203.3	177.3
Crude oil terminaling	33.3	23.4	110.3	113.2

Lubrication oil volume (total gallons):	3.9	4.2	14.8	14.0

Margin per barrel:
Crude oil transportation	$0.725	$0.571	$0.650	$0.546
Crude oil marketing	0.186	0.120	0.150	0.127
Crude oil terminaling	0.095	0.085	0.094	0.083

Lubrication oil margin (per gallon):	$0.525	$0.438	$0.502	$0.465

Midstream Segment:
Gathering - Natural Gas - Jonah
Bcf	112.8	97.1	415.2	354.5
Btu (in trillions)	124.3	107.3	458.2	392.2

Average fee per MMBtu	$0.190	$0.189	$0.188	$0.194

Gathering - Natural Gas - Val Verde
Bcf	46.2	36.3	177.9	144.5
Btu (in trillions)	40.8	31.2	156.5	122.7

Average fee per MMBtu	$0.413	$0.493	$0.426	$0.523

Transportation - NGLs
Total barrels	15.3	14.3	61.1	59.5
Margin per barrel	$0.683	$0.710	$0.719	$0.692

Fractionation - NGLs
Total barrels	1.1	1.1	4.4	4.1
Margin per barrel	$1.758	$1.784	$1.747	$1.797

Sales - Condensate
Total barrels (thousands)	17.6	17.5	62.1	84.4
Margin per barrel	$57.29	$47.23	$52.21	$37.99

TEPPCO Partners, L.P.

Earnings Estimate 2006

Net Income	$170 million - $190 million

Basic Net Income Per Limited Partner Unit	$1.70 - $1.90

Interest Expense, net	$93 million

Depreciation and Amortization Expense (D&A)	$109 million

TEPPCO’s Pro-rata Percentage of Joint Venture Interest Expense and D&A	$23 million

Amortization of Excess Investment in Joint Ventures	$5 million

EBITDA	$400 million - $420 million